EXHIBIT 10.1

SHARE REPURCHASE AGREEMENT
THIS SHARE REPURCHASE AGREEMENT (this “Agreement”) is made and entered into as of this 10th day of March, 2017 (the “Effective Date”), by and between Warburg Pincus Private Equity VIII, L.P., a Delaware limited partnership (the “Seller”), and Bridgepoint Education, Inc., a Delaware corporation (the “Purchaser”).
RECITALS
WHEREAS, the Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, shares of common stock, $0.01 par value, of the Purchaser (“Common Shares”) on the terms and conditions set forth in this Agreement (the “Repurchase Transaction”).
WHEREAS, after due consideration, the Strategic Planning Committee of the Board of Directors of the Purchaser (the “Committee”), which consists solely of independent directors of the Board of Directors of the Purchaser (the “Board”), has reviewed and approved the Repurchase Transaction, and has reported such approval to the Board.
NOW, THEREFORE, in consideration of the premises and the agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE I
SALE AND PURCHASE

Section 1.1    Purchase. Subject to the terms and conditions of this Agreement, on the Effective Date the Seller shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Seller, 18,072,289 Common Shares (the “Shares”). The purchase price for the Shares shall be $8.30 per share, resulting in a total purchase price of $149,999,998.70 (the “Purchase Price”). The Seller fully understands that the Purchase Price of the Shares may be less than the current trading price of the Shares on the New York Stock Exchange and believes that, due to the size of the Seller’s holdings, any attempt to dispose of all of the Shares on the public market at one time would most likely drive the price per share of the Common Shares, and result in an aggregate price that is less than the Purchase Price.

Section 1.2    Delivery of Shares; Payment. On the Effective Date, (i) the Purchaser shall pay the Purchase Price by wire transfer of immediately available funds to an account designated by the Seller and (ii) the Seller shall execute and deliver the instruction letter attached hereto as Exhibit A.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby makes the following representations and warranties to the Purchaser, each of which is true and correct on the Effective Date and shall survive the Effective Date.
Section 2.1    Existence and Power.

(a)     The Seller has been duly formed and is existing as a limited partnership in good standing under the laws of the state of its formation and has the power, authority and capacity to execute

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and deliver this Agreement, to perform the Seller’s obligations hereunder, and to consummate the transactions contemplated hereby.

(b)     The execution and delivery of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby (i) do not require the consent, approval, authorization, order, registration or qualification of, or (except for filings pursuant to Section 16 or Regulation 13D under the Securities Exchange Act of 1934 (the “Exchange Act”)) filing by the Seller with, any governmental authority or regulatory authority, including any stock exchange or self-regulatory organization, or court, or body or arbitrator having jurisdiction over the Seller; and (ii) except as would not have an adverse effect on the ability of the Seller to consummate the transactions contemplated by this Agreement, do not and will not constitute or result in a breach, violation or default, or cause the acceleration or termination of any obligation or right of the Seller or any other party thereto, under (A) any note, bond, mortgage, deed, indenture, lien, instrument, contract, agreement, lease or license, whether written or oral, express or implied, to which the Seller is a party, (B) the Seller’s organizational documents or (C) any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any court, administrative or regulatory body, including any stock exchange or self-regulatory organization, governmental authority, arbitrator, mediator or similar body.

Section 2.2.    Valid and Enforceable Agreement; Authorization. This Agreement has been duly executed and delivered by the Seller and, assuming the due execution and delivery of this Agreement by the Purchaser, constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and general principles of equity. The Seller has duly taken all necessary limited partnership action to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

Section 2.3    Title to Shares. The Seller has good and valid title to the Shares free and clear of any lien, encumbrance, pledge, charge, security interest, mortgage, title retention agreement, option, equity or other adverse claim (except for restrictions pursuant to applicable federal and state securities laws), and has not, in whole or in part, (a) assigned, transferred, hypothecated, pledged or otherwise disposed of the Shares or its ownership rights in such Shares or (b) given any person or entity any transfer order, power of attorney or other authority of any nature whatsoever with respect to such Shares.

Section 2.4    Status of the Seller. The Seller is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended, which enables the Seller to properly evaluate the risks and merits of its participation in the Repurchase Transaction. The Seller has determined, based on its own independent review (without reliance upon the Purchaser or any of its officers or directors) and such professional advice as it deems appropriate that its consideration of the sale of the Shares to the Purchaser in

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the Repurchase Transaction and the Purchase Price (i) is fully consistent with its financial needs, objectives and condition, (ii) is the product of arm’s-length negotiations between the Purchaser and the Seller, (iii) complies and is fully consistent with all investment and divestiture policies, guidelines and other restrictions applicable to the Seller.

Section 2.5    Information. The Seller has (i) reviewed the Purchaser’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the Securities and Exchange Commission (the “SEC”) on March 7, 2017 and the Purchaser’s Current Reports on Form 8-K filed with the SEC after December 31, 2016, and the other filings made by the Purchaser with the SEC, information and reports furnished by the Purchaser, other publicly available information regarding the Purchaser, and such other information that it and its advisers deem necessary and sufficient to make its decision to enter into this Agreement, (ii) had the opportunity to ask questions of and receive answers from the Purchaser directly about such matters as the Seller deems appropriate in order for it to properly evaluate the Repurchase Transaction and (iii) conducted and completed its own independent due diligence with respect to the Repurchase Transaction.

The Purchaser has informed Seller that the Purchaser may possess material non-public information (“MNPI”) regarding the most recently completed full fiscal year and certain other matters. To the extent such MNPI exists, when it is eventually available and disclosed publicly, such MNPI may cause the market price of the Purchaser’s common stock to increase or decrease substantially. The Seller understands, based on its experience, the disadvantage to which the Seller is subject due to the potential disparity of information between the Purchaser and the Seller (and if the Seller was in possession of some or all of any such MNPI, the Seller might not sell the Shares to the Purchaser). The Seller acknowledges that it is deemed to have the knowledge of the Purchaser’s business and affairs held by the directors of the Purchaser appointed by the Seller pursuant to that certain Nominating Agreement dated February 17, 2009 by and between the Purchaser and the Seller. Based on such information and investigation as the Seller has deemed appropriate and without reliance upon any MNPI that the Purchaser may have, the Seller has independently made its own analysis and decision to enter into the Repurchase Transaction. The Seller is relying exclusively on its own sources of information, investment analysis and due diligence (including such professional advice as it deems appropriate) with respect to the Repurchase Transaction, the Shares and the business, condition (financial and otherwise), management, operations, properties and prospects of the Purchaser, including but not limited to all business, legal, regulatory, accounting, credit and tax matters.

Section 2.6    Purchaser’s Reliance. The Seller acknowledges and agrees that the Purchaser is relying on the Seller’s representations, warranties and agreements herein in proceeding with the Repurchase Transaction. Without such representations, warranties and agreements, the Purchaser would not engage in the Repurchase Transaction.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby makes the following representations and warranties to the Seller, each of which is true and correct on the Effective Date and shall survive the Effective Date.

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Section 3.1    Existence and Power.

(a)    The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the power, authority and capacity to execute and deliver this Agreement, to perform the Purchaser’s obligations hereunder, and to consummate the transactions contemplated hereby.

(b)    The execution and delivery of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby (i) do not require, except as have been obtained prior to the Effective Date, the consent, approval, authorization, order, registration or qualification of, or (except for filings pursuant to the Exchange Act or filings required by the New York Stock Exchange) filing by the Purchaser with, any governmental or regulatory authority, including any stock exchange or self-regulatory organization, or court, or body or arbitrator having jurisdiction over the Purchaser or any of its subsidiaries; and (ii) except as would not have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement, do not and will not constitute or result in a breach, violation or default, or cause the acceleration or termination of any obligation or right of the Purchaser, any of the Purchaser’s subsidiaries or any other party thereto, under (A) any note, bond, mortgage, deed, indenture, lien, instrument, contract, agreement, lease or license, whether written or oral, express or implied, to which the Purchaser or any of its subsidiaries is a party, (B) the Purchaser’s or any of its subsidiaries’ organizational documents or (C) any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any court, administrative or regulatory body, including any stock exchange or self-regulatory organization, governmental authority, arbitrator, mediator or similar body.

Section 3.2     Valid and Enforceable Agreement; Authorization. This Agreement has been duly executed and delivered by the Purchaser and, assuming the due execution and delivery of this Agreement by the Seller, constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and general principles of equity. This Agreement and the purchase of the Shares contemplated hereby have been approved by the unanimous approval of the Committee, each member of which is disinterested with respect to this Agreement and the transactions contemplated hereby. Such approval shall comply with Rule 16b-3 of the Exchange Act. The Purchaser has duly taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

Section 3.3    Sufficient Funds. The Purchaser has, as of the Effective Date, access to legally available funds sufficient to consummate the transactions contemplated by this Agreement. The transactions contemplated hereby will not cause any “impairment” to the capital of the Purchaser, and the Repurchase Transaction will be in compliance with Section 160 of the Delaware General Corporation Law.

Section 3.4    Sophistication of the Purchaser. The Purchaser acknowledges and agrees that, except as set forth in this Agreement, the Seller is not making any express or implied warranties in connection with the Repurchase Transaction. The Purchaser has such knowledge

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and experience in financial and business matters and in making investment decisions of this type that it is capable of evaluating the merits and risks of making its investment decision regarding the Repurchase Transaction and of making an informed investment decision. The Purchaser and/or the Purchaser’s advisor(s) have had a reasonable opportunity to ask questions of and receive answers from a person or persons acting on behalf of the Seller concerning the Shares and the Seller and all such questions have been answered to the Purchaser’s full satisfaction. The Purchaser is not relying on the Seller with respect to the tax and other economic considerations of the Repurchase Transaction, and the Purchaser has relied on the advice of, or has consulted with, the Purchaser’s own advisors.

Section 3.5    Litigation. There are no pending actions, suits or proceedings against or affecting the Purchaser or any of its subsidiaries that, if determined adversely, would reasonably be expected to delay or interfere with the consummation of the transactions contemplated hereby, and no such actions, suits or proceedings are, to the knowledge of the Purchaser, threatened.

ARTICLE IV
MISCELLANEOUS PROVISIONS

Section 4.1    Release.

(a) In consideration of the agreements and undertakings of the Purchaser, effective upon the Effective Date, the Seller, on behalf of itself, its predecessors, successors, direct and indirect parent companies, affiliates and assigns, and its past, present and future officers, directors, stockholders, interest holders, principals, attorneys, agents, employees, managers, representatives, assigns and successors in interest, and all persons acting by, through, under or in concert with them, and each of them (each such party, in such capacity, a “Seller Releasor”), hereby release and discharge the Purchaser, together with its predecessors, successors, direct and indirect subsidiary companies, affiliates and assigns and its and their past, present and future officers, directors, stockholders, interest holders, principals, attorneys, agents, employees, managers, representatives, assigns and successors in interest, and all persons acting by, through, under or in concert with them, and each of them (each such party, in such capacity, a “Purchaser Releasee”), from all known and unknown charges, complaints, claims (including, without limitation, any derivative or class action claims), grievances, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, penalties, fees, wages, expenses (including attorneys' fees and costs actually incurred) and punitive damages, of any nature whatsoever, known or unknown, which either such Seller Releasor has, or may have had, against any Purchaser Releasee, whether or not apparent or yet to be discovered, or which may hereafter develop, related to or arising from any actions or omissions of a Purchaser Releasee prior to the Effective Date and relating primarily to the Repurchase Transaction, including the Purchaser’s use or non-disclosure of any MNPI in connection with the Repurchase Transaction; provided, that the foregoing release shall not apply to any surviving obligations under this Agreement. Each Seller Releasor further agrees that, following the Effective Date, it shall not initiate or participate in any lawsuit or other legal proceeding (including but not limited to any derivative claim or suit or any class action), or to instigate, encourage or assist any third party (including but not limited to forming a “group” with any such third party) or to enter into any discussions or agreements with any third party with

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respect to any lawsuit or other legal proceeding (including any derivative claim or suit or any class action), related to or arising from any actions or omissions of a Purchaser Releasee prior to the Effective Date and relating primarily to the Repurchase Transaction, including the Purchaser’s use or non-disclosure of any MNPI in connection with the Repurchase Transaction; provided, that the foregoing covenant shall not apply to any surviving obligations under this Agreement.
(b) Notwithstanding any of the provisions of Section 4.2(a), nothing in this Agreement shall in any way limit or affect indemnification claims any director of the Company (including any director serving at the request of the Seller) may have under the Company’s organizational documents or pursuant to any agreement with the Company, whether or not relating to the Repurchase Transaction.
Section 4.3    Notice. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed first class mail (postage prepaid) with return receipt requested or sent by reputable overnight courier service (charges prepaid) to the address and to the attention of the person set forth in this Agreement. Notices will be deemed to have been given hereunder when delivered personally, three business days after deposit in the U.S. mail postage prepaid with return receipt requested and two business days after deposit postage prepaid with a reputable overnight courier service for delivery on the next business day.

If to the Purchaser, to:

Bridgepoint Education, Inc.
13500 Evening Creek Drive North
San Diego, CA 92128
Attn: Chief Executive Officer

with a copy to:

Duane Morris LLP
30 South 17th Street
Philadelphia, PA 19103
Attn: Richard A. Silfen

and

Wilson Sonsini Goodrich & Rosati
12235 El Camino Real
Suite 200
San Diego, CA 92130
Attn: Martin J. Waters

if to the Seller, to:

Warburg Pincus, LLC
450 Lexington Avenue
New York, NY 10017
Attn: Robert B. Knauss

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with a copy to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attn: Steven J. Gartner

Section 4.4    Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior written and contemporaneous oral agreements, representations, warranties, contracts, correspondence, conversations, memoranda and understandings between or among the parties or any of their agents, representatives or affiliates relative to such subject matter, including, without limitation, any term sheets, emails or draft documents.

Section 4.5    Assignment; Binding Agreement. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns.

Section 4.6    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which taken together shall constitute one and the same instrument. Any counterpart or other signature hereupon delivered by facsimile or electronics transmission shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by such party.

Section 4.7    Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the State of Delaware, without giving effect to principles of conflicts of laws. Each party hereto waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement or any transaction contemplated hereby.

Section 4.8    No Third Party Beneficiaries or Other Rights. Nothing herein shall grant to or create in any person not a party hereto, or any such person’s dependents or heirs, any right to any benefits hereunder, and no such party shall be entitled to sue any party to this Agreement with respect thereto.

Section 4.9    Waiver; Consent. This Agreement and its terms may not be changed, amended, waived, terminated, augmented, rescinded or discharged (other than in accordance with its terms), in whole or in part, except by a writing executed by the parties hereto.

Section 4.10    No Broker. Except as previously disclosed to each other party, no party has engaged any third party as broker or finder or incurred or become obligated to pay any broker’s commission or finder’s fee in connection with the transactions contemplated by this Agreement.

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Section 4.11    Further Assurances. Each party hereto hereby agrees to execute and deliver, or cause to be executed and delivered, such other documents, instruments and agreements, and take such other actions consistent with the terms of this Agreement as may be reasonably necessary in order to accomplish the transactions contemplated by this Agreement.

Section 4.12    Costs and Expenses. Each party hereto shall each pay its own respective costs and expenses, including, without limitation, any commission or finder’s fee to any broker or finder, incurred in connection with the negotiation, preparation, execution and performance of this Agreement.

Section 4.13    Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

Section 4.14    Time of Essence. Time is of the essence in the performance of each and every term of this Agreement.

Section 4.15    Captions. The article and section captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

Section 4.16    Public Announcements. Subject to each party’s disclosure obligations imposed by law or obligations pursuant to any listing agreement with any securities exchange or the requirements of any self-regulatory organization, each of the parties hereto will cooperate with each other party in the development and dissemination of all public news releases and other public information containing disclosures with respect to this Agreement and any of the transactions contemplated by this Agreement, and no party hereto will make any such news release or public disclosure without first consulting with each other party hereto and receiving such party’s consent (which shall not be unreasonably withheld, delayed or conditioned), and each party shall coordinate with each other party with respect to any such news release or public disclosure.

Section 4.17    Specific Performance. The parties acknowledge and agree that a party could not be made whole by monetary damages in the event that any of the provisions of this Agreement are not performed by each other party in accordance with their specific terms or are otherwise breached. Accordingly, the parties agree that, in any such event, the parties shall be entitled to seek an injunction or injunctions to specifically enforce the terms and provisions hereof in an action instituted in any court of the State of Delaware having subject matter jurisdiction in respect thereof, and the parties further hereby agree to waive any requirement for the securing or posting of a bond in connection with the obtaining of such injunctive or other equitable relief.

Section 4.18    Voluntary Execution of Agreement. This Agreement is executed voluntarily, without any duress or undue influence on the part of any party or on behalf of any party. Each of the Purchaser and the Seller acknowledge that (a) they have read and understand the terms and consequences of this Agreement; (b) they have been represented in the preparation,

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negotiation and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel; and (c) they are fully aware of the legal and binding effect of this Agreement.
[Signature Page Follows]

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.
THE PURCHASER:
BRIDGEPOINT EDUCATION, INC.
By: /s/ Andrew S. Clark
Name: Andrew S. Clark
Title: President and Chief Executive Officer
THE SELLER:
WARBURG PINCUS PRIVATE EQUITY VIII, L.P.

By: Warburg Pincus Partners, L.P.,
its general partner

By: Warburg Pincus Partners GP LLC,
its general partner

By: Warburg Pincus & Co.,
its managing member
By: /s/ Patrick T. Hackett
Name: Patrick T. Hackett
Title: Partner

[Signature Page to Share Repurchase Agreement]

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EXHIBIT A
Form of Instruction Letter

March 10, 2017

By Email

Wells Fargo Bank, N.A.

Ladies and Gentlemen:

The undersigned has conveyed, assigned and transferred 18,072,289 shares of common stock of Bridgepoint Education, Inc. (the “Company”) back to the Company. Accordingly, please accept this letter as a formal instruction requesting the cancellation of 18,072,289 shares of Company common stock registered in the name of the undersigned. The Company hereby retires all of the foregoing shares it has purchased from the undersigned and instructs you to credit such shares back to the Company’s treasury account.

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Sincerely,

Name of Seller: Warburg Pincus Private Equity VIII, L.P.
Signature of Seller: Warburg Pincus Private Equity VIII, L.P.
By: Warburg Pincus Partners, L.P., its general partner
By: Warburg Pincus Partners GP LLC, its general partner
By: Warburg Pincus & Co., its managing member
By:
Name of Signatory of Seller:
Title of Signatory (only for entities):

ACKNOWLEDGED AND AGREED:

Bridgepoint Education, Inc.

By:
Name:
Title:

cc:    Marty Waters - Wilson Sonsini Goodrich & Rosati, P.C.
Dan Horwood - Wilson Sonsini Goodrich & Rosati, P.C.
Richard Silfen - Duane Morris LLP